MFA
FINANCIAL, INC.
350 Park Avenue
New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

October 12, 2010		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Financial, Inc. Finances $246.3 Million of its
Non-Agency RMBS

MFA Financial, Inc. (NYSE:MFA) announced today that as part of a re-securitization transaction on October 8, 2010 it sold an aggregate of $985.2 million in principal value of Non-Agency residential mortgage-backed securities (“RMBS”) to Deutsche Bank Securities, Inc.  In connection with this transaction, third-party investors purchased $246.3 million of face amount of variable rate, sequential senior bonds (the “Senior Bonds”) rated “AAA” by Standard & Poor’s (“S&P”), issued by Deutsche Mortgage Securities, Inc. Remic Trust, Series 2010-RS2 (the “Trust”).  The Senior Bonds have a weighted average life of 1.3 years and a pass-through rate of one-month LIBOR + 125 basis points.  Since MFA will consolidate the Trust, MFA views this structured transaction as effectively financing the underlying RMBS at an attractive rate.

In connection with this transaction, MFA acquired $375.2 million of face amount of six classes of mezzanine fixed-rate bonds with S&P ratings ranging from AAA to B and $363.7 million of face amount of non-rated subordinate bonds issued by the Trust, which together provide credit support to the Senior Bonds.  MFA expects to finance these bonds using repurchase agreements and has the flexibility to sell some or all of these bonds in the future.  No gain or loss will be recorded in connection with the re-securitization transaction for financial reporting purposes as MFA is required under GAAP to consolidate the Trust.

MFA is a real estate investment trust primarily engaged in the business of investment, on a leveraged basis, in Agency and Non-Agency residential mortgage-backed securities.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities issued by the Trust in any jurisdiction in which such an offer or sale would be unlawful.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “view,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.